Exhibit 14.1

Code of Ethics

This Code of Ethics applies to the employees and directors of Information Systems Associates, Inc. (“Information Systems”).

Information Systems expects all of its employees and directors to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Information Systems policies and procedures adopted by Information Systems that govern the conduct of its employees and directors, as follows:

(a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) Avoid conflicts of interest and to disclose to the Director of Information Systems Compliance any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c) Take all reasonable measures to protect the confidentiality of non-public information about Information Systems or its subsidiaries and their customers obtained or created in connection with employee's activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Information Systems or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Information Systems or its subsidiaries;

(e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Information Systems or its subsidiaries is a member; and

(f) Promptly report any possible violation of this Code of Ethics to the Director of Information Systems Compliance or any of the parties or channels listed in the Information Systems policies.

Employees and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Information Systems or its subsidiaries' independent public auditors for the purpose of rendering the financial statements of Information Systems or its subsidiaries misleading.
Employees and directors understand that they will be held accountable for their adherence to this Code of Ethics.

Their failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for directors, employees, their supervisors and/or Information Systems.

If employees and directors have any questions regarding the best course of action in a particular situation, they should promptly contact the Director of Information Systems Compliance, Gerald Kieft. Employees and directors may choose to remain anonymous in reporting any possible violation of this Code of Ethics.